KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2017 Fourth Quarter and Year-End Financial Results Dale Thatcher elected as Chief Operating Officer of Kingstone Companies, Inc. and President of Kingstone Insurance Company

Company to Host Conference Call on March 15, 2018 at 8:30 a.m. ET

Kingston, NY — March 14, 2018 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2017.

Financial and Operational Highlights

2017 Fourth Quarter

(All results are compared to prior year period unless otherwise noted)

- Net income decreased 6.0% to $1.9 million or $0.18 per diluted share
- Net operating income[1] decreased 7.8% to $1.9 million or $0.18 per diluted share
- Net premiums earned increased 38.8% to $22.5 million
- Direct written premiums[1] increased 19.9%; Personal lines grew by 28.4%
- Net combined ratio of 89.9% compared to 79.6%
- Return on average common equity (annualized) of 8.2% compared to 14.5%
- Operating return on average common equity (annualized)[1] of 8.2% compared to 14.9%
- Book value per share increased to $8.90, up 24.5% over Q4 2016 and up 0.8% from Q3 2017.

2017 Full Year

(All results are compared to prior year)

- Net income increased 12.2% to $10.0 million or $0.94 per diluted share
- Net operating income[1] increased 16.1% to $9.9 million or $0.94 per diluted share, compared to $8.6 million or $1.10 per diluted share
- Net premiums earned increased 26.0% to $77.4 million
- Direct written premiums[1] increased 17.8%; Personal lines grew by 21.1%
- Net combined ratio of 80.6% compared to 79.2%
- Return on average common equity of 13.2% compared to 17.5%
- Operating return on average common equity[1] of 13.1% compared to 16.8%
- Book value per common share on December 31, 2017 of $8.90, compared to $7.15 at December 31, 2016, an annual increase of 24.5%
- Dividends of $0.3025 per share were declared and paid

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

5996784.2

Quarterly Dividend of $0.10 per share

The Company previously announced that its Board of Directors declared a quarterly dividend of $0.10 per share payable on March 15, 2018 to stockholders of record at the close of business on February 28, 2018. This was our 27th consecutive quarterly dividend.

Executive Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented "We ended 2017 a far different and far stronger company from how we began the year. The last quarter was somewhat messy, and before we get into the details, allow me to repeat the major 2017 milestones sequentially.

- In Q1, we successfully completed a $30 million equity offering.
- In Q2, we achieved our long sought A.M. Best rating of "A- Excellent". In addition we joined the Federal Home Loan Bank of New York and saw our stock added to the Russell indices.
- In Q3, our personal lines quota share ceding percentage was reduced from 40% to 20%.
- In Q4, we completed our first ever debt securities offering, selling $30 million of investment grade rated five year notes at a coupon rate of 5.50%.

I am very pleased to announce that Dale Thatcher, a member of our Board of Directors since August 2017, has accepted our offer to lead the insurance company and lend his considerable skills and extensive experience in helping to guide Kingstone forward."

Mr. Thatcher noted, "I am excited to join with Barry, along with Ben Walden and Victor Brodsky, as KINS Chief Operating Officer and President of its insurance subsidiary, Kingstone Insurance Company. As a director of KINS since August 2017, I have been able to see, first-hand, the values that guide Kingstone and why it achieves consistently above-market results. Integrity, transparency and loyalty are the three key elements. I will call upon all that I've learned in my thirty years in the business and most recently my sixteen years as Chief Financial Officer of Selective Insurance Group. (NYSE "SIGI") to help propel Kingstone to even greater heights."

Management Commentary

Kingstone's EVP and Chief Actuary, Ben Walden, provided details on the underwriting results for the quarter.

Mr. Walden stated, "Underwriting results for the quarter were dampened by the impact of large claims and by an early onset of severe cold weather. Two large claims, one in personal lines and one in commercial lines, reached the per risk reinsurance retentions during the quarter, and these had a 5.8 point impact on the loss ratio. An unusual spell of very cold weather during the last week of December resulted in pipe freeze claims that affected the quarterly loss ratio by another 2.7 points. Combined, the two large claims and those from late December had a 2.5 point impact on the full year loss ratio. Fire claim activity this quarter was more in line with long term averages than was observed in Q4 2016, which had an unusually low impact from such claims. Despite the impacts noted above, the quarterly combined ratio again came in under 90% and the full year ended with a combined ratio just over 80%.

An accelerating growth trend in personal lines continues as a result of the A. M. Best upgrade. New business applications in our New York Homeowners program increased 90% compared to Q4 2016, and the multi-state expansion programs are having a meaningful impact on the overall growth rate. Personal lines gross written

premiums increased 28.4% compared to Q4 2016, and increased 21.1% in 2017 compared to 2016. The dramatic growth in personal lines more than offsets a recent decline in Livery Physical Damage new business caused by heightened competition. Numerous actions are now underway to retain as much of that historically profitable business as possible.

The Company's reserve position remains strong, as confirmed by an independent external actuarial review performed each year. 2017 marked the third straight year of favorable prior year loss development, and the external actuarial review supports our confidence in the adequacy of reserves. We have built a dedicated and highly capable claims team that is clearly having a positive impact on financial results."

March 14, 2018

Financial Highlights Table

Financial Highlights	Three Months Ended December 31,			Years Ended December 31,		
($ in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Direct written premiums*	$ 32,151	$ 26,817	19.9%	$ 121,575	$ 103,192	17.8%
Net written premiums*	$ 24,146	$ 17,079	41.4%	$ 92,869	$ 65,926	40.9%
Net premiums earned	$ 22,513	$ 16,219	38.8%	$ 77,351	$ 61,408	26.0%
Total ceding commission revenue	$ 1,725	$ 2,994	-42.4%	$ 9,933	$ 11,268	-11.8%
Net investment income	$ 1,215	$ 829	46.6%	$ 4,133	$ 3,116	32.6%
U.S. GAAP Net income	$ 1,932	$ 2,056	-6.0%	$ 9,986	$ 8,900	12.2%
U.S. GAAP Diluted EPS	$ 0.18	$ 0.26	-30.8%	$ 0.94	$ 1.14	-17.5%
Comprehensive income	$ 1,537	$ 448	243.1%	$ 10,831	$ 8,488	27.6%
Net operating income*	$ 1,940	$ 2,105	-7.8%	$ 9,931	$ 8,556	16.1%
Net operating income diluted EPS*	$ 0.18	$ 0.26	-30.8%	$ 0.94	$ 1.10	-14.5%
Return on average equity (annualized)	8.2%	14.5%	-6.3 pts	13.2%	17.5%	-4.3 pts
Net loss ratio	50.5%	45.5%	5 pts	44.2%	45.3%	-1.1 pts
Net underwriting expense ratio	39.4%	34.1%	5.3 pts	36.4%	33.9%	2.5 pts
Net combined ratio	89.9%	79.6%	10.3 pts	80.6%	79.2%	1.4 pts
Effect of catastrophes on net combined ratio	0 pts	0 pts	0 pts	0 pts	2.3 pts	-2.3 pts
Net combined ratio excluding the effect of catastrophes*	89.9%	79.6%	10.3 pts	80.6%	76.9%	3.7 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2017 Fourth Quarter and Year End Financial Review

Net Income:

Net income decreased 6.0% to $1.93 million during the three month period ended December 31, 2017, compared to net income of $2.06 million in the prior-year period. The decrease in net income can be attributed to an increase in the net loss ratio, increases in other underwriting expenses related to premium growth and new state expansion, and a decrease in ceding commissions as a result of the reduction in our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%. This was partially offset by an increase in net premiums earned driven by growth, an increase in net investment income, and benefits from the reduction in future tax rates on our net deferred tax liabilities. For the year ended December 31, 2017, net income increased 12.2% to $9.99 million from $8.90 million in the prior year.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.18 per diluted share for the three months ended December 31, 2017, compared to $0.26 per diluted share for the three months ended December 31, 2016. For the year ended December 31, 2017, EPS were $0.94 per diluted share compared to $1.14 in the prior year. EPS for the three month periods ending December 31, 2017 and December 31, 2016 were based on 10.86 million and 8.01 million weighted average diluted shares outstanding, respectively. For the years ended December 31, 2017 and December 31, 2016, EPS was based on 10.58 million and 7.81 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the fourth quarter of 2017 were $32.2 million, an increase of 19.9%, compared to $26.8 million in the prior year period. The increase is attributable to a 17.2% increase in the total number of policies in-force as of December 31, 2017 as compared to December 31, 2016, driven by growth in personal lines resulting from the A. M. Best rating upgrade. In 2017, we started writing Homeowners' policies in New Jersey and Rhode Island which also contributed to growth in personal lines. For the year ended December 31, 2017, direct written premiums increased 17.8% to $121.6 million, compared to $103.2 million in the prior year.

Net written premiums[1] increased 41.4% to $24.1 million during the three month period ended December 31, 2017 from $17.1 million in the prior year period. For the year ended December 31, 2017, net written premiums increased 40.9% to $92.9 million, compared to $65.9 million in the prior year. The increase in both the fourth quarter and year end periods were due to growth and the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%. The increase for the year ended December 31, 2017 was also attributable to the $7.1 million return of ceded unearned premiums resulting from the reduction of our personal lines quota share reinsurance rate. Excluding the one-time impact from the return of ceded unearned premiums, the increase in net written premiums was 30.0% from the prior year period.

Net premiums earned for the quarter ended December 31, 2017 increased 38.8% to $22.5 million, compared to $16.2 million in the quarter ended December 31, 2016. For the year ended December 31, 2017, net premiums earned increased 26.0% to $77.4 million, compared to $61.4 million in the prior year. The increase in both the fourth quarter and year end periods were due to growth and the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%.

Net Loss Ratio:

For the quarter ended December 31, 2017, the Company's net loss ratio was 50.5% compared to 45.5% in the prior year period. For the year ended December 31, 2017, the Company's net loss ratio was 44.2% compared to 45.3% in the prior year. The loss ratio for the quarter ended December 31, 2017 increased due to the impact of two large claims and an early onset of winter claims related to unusually cold weather in the last week of December. The calendar year 2017 net loss ratio improved due to a reduction in the impact of severe winter weather, which had a 2.3 point impact in 2016 but no impact in 2017. The core loss ratio excluding the impact of severe winter weather and prior year development increased slightly due to a higher impact from large claims including fires during 2017 compared to 2016.

Net Underwriting Expense Ratio:

For the quarter ended December 31, 2017, the net underwriting expense ratio was 39.4% as compared to 34.1% in the prior year period. The increase of 5.3 percentage points was largely due to a decrease in ceding commission revenue resulting from the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%. The net underwriting expense ratio, excluding the impact of ceding commission revenue and commission expense, declined 0.6 points, to 23.3% in the fourth quarter 2017 from 23.9% in the fourth quarter 2016. For the year ended December 31, 2017, the Company's net underwriting expense ratio increased to 36.4% from 33.9% in the prior year. The net underwriting expense ratio, excluding the impact of ceding commission revenue and commission expense, declined 0.8 points, to 23.4% for the year ended December 31, 2017 from 24.2% in the prior year.

The change in quota share rates results in a significant decrease in ceding commission revenue and an increase in net premiums earned. We refer to our New York and Pennsylvania business as "Core" [1] and the business in newly licensed states as "Expansion". The inception of our Expansion business in 2017 creates a lag in net premiums earned related to that business. This lag and the changes to quota share rates distort net underwriting expense ratio comparisons between periods. Therefore, we believe that utilizing the ratio of Core other underwriting expenses[1] to Core direct written premiums[1] offers a more consistent comparison between periods.

The Core other underwriting expense ratio excludes start-up expenses related to Expansion business. The ratio of Core other underwriting expenses excluding the impact of state regulatory fees to Core direct written premiums remained consistent between the three months and year ended December 31, 2017 and the prior year comparable periods (see table below).

State regulatory fees primarily consist of fees charged by the New York State Department of Financial Services ("DFS"). As a New York domiciled insurance carrier, we are subject to funding the DFS fiscal year budget based on our pro-rata share of premiums written in New York. We receive estimated bills which are the basis for our expense incurred for the first three quarters. The actual true-up for the prior year and revised estimate for the current year were reflected in the fourth quarter, resulting in an increase of $487,000 over what was previously estimated by the DFS. For the quarter ended December 31, 2017, DFS fees increased by $565,000 as compared to the prior year period.

The table below details the ratio of Core other underwriting expenses to Core direct written premiums:

	Three months ended December 31,		$ or Point Change	Years ended December 31,		$ or Point Change
(000's except percentages)	2017	2016		2017	2016	
Core direct written premiums(1)	$ 31,286	$ 26,817	$ 4,469	$ 119,756	$ 103,192	$ 16,564
Core other underwriting expenses(1) as a percentage of Core direct written premiums						
Employment costs	6.18%	6.72%	-0.54%	6.17%	6.58%	-0.41%
IT expenses	1.14%	1.18%	-0.04%	1.17%	1.03%	0.14%
Underwriting expenses	1.57%	1.45%	0.12%	1.48%	1.43%	0.05%
State premium taxes	2.24%	2.27%	-0.03%	2.20%	2.17%	0.03%
Professional fees	0.51%	0.18%	0.33%	0.43%	0.40%	0.03%
Other expenses	2.25%	1.86%	0.39%	2.00%	1.77%	0.23%
Core other underwriting expenses before state regulatory fees	**13.89%**	**13.66%**	**0.23%**	**13.45%**	**13.38%**	**0.07%**
State regulatory fees*	1.85%	0.07%	1.78%	0.81%	0.57%	0.24%
Total	15.74%	13.73%	2.01%	14.26%	13.95%	0.31%

* See discussion above for impact of state regulatory fees.
(1)This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Net Combined Ratio:
Kingstone's net combined ratio was 89.9% for the three month period ended December 31, 2017, compared to 79.6% for the prior year period. For the year ended December 31, 2017, the Company's net combined ratio was 80.6% compared to 79.2% in the prior year.

Other Operating Expenses not included in Net Combined Ratio:
For the quarter ended December 31, 2017, other operating expenses were $0.78 million, compared to $0.62 million in the prior period. For the year ended December 31, 2017, other operating expenses were $3.51 million, compared to $1.91 million in the prior year. The increase in the quarter ended December 31, 2017 of $0.16 million and year ended December 31, 2017 of $1.60 million includes $0.24 million and $0.95 million, respectively, of accrued long-term bonus compensation pursuant to the three year employment agreement effective January 1, 2017 with our Chief Executive Officer. In 2016 there was no long-term bonus compensation plan in place. The bonus is a one-time payment computed at the end of three year period, and the amount accrued in 2017 will only be paid if the three year computation meets the required terms of profitability.

Interest Expense:
For each of the quarter ended December 31, 2017 and the year ended December 31, 2017, interest expense was $0.06 million, compared to none in 2016. We incurred interest expense in connection with our $30.0 million issuance of long-term debt in December 2017.

Income Taxes:
Income tax expense for the quarter ended December 31, 2017 was $347,000, which resulted in an effective tax rate of 15.2%, compared to an effective tax rate of 34.7% in the prior year period. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "Act"), was enacted by the U.S. federal government. The Act provides for significant changes to corporate taxation including a decrease in the corporate tax rate to 21%. We have accounted for the 2017 material impacts of the Act by re-measuring our net deferred tax liabilities at the new 21% enacted tax rate. The impact of the change in tax rate was a decrease in net deferred income tax liabilities of $405,000 with a corresponding increase in deferred income tax benefit, resulting in a reduction of our effective tax rate by 19.5 percentage points in the quarter ended December 31, 2017.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $187.5 million at December 31, 2017, compared to $107.6 million at December 31, 2016. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.7% of total investments at December 31, 2017 compared to 89.5% at December 31, 2016. The Company's effective duration on its fixed-income portfolio is 4.9 years.

Net investment income increased 46.6% to $1.2 million for the fourth quarter of 2017 from $0.8 million in the prior year period. Net investment income increased 32.6% to $4.1 million for the year ended December 31, 2017 from $3.1 million in the prior year period. The increase in both periods was largely due to an increase in invested assets. The purchase of higher rated securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 3.70% at December 31, 2017 as compared to 4.26% as of December 31, 2016.

Accumulated Other Comprehensive Income (AOCI), net of tax
During the quarter ended December 31, 2017, AOCI decreased by $0.2 million to $1.1 million. For the year ended December 31, 2017, AOCI increased by $1.0 million to $1.1 million.

Book Value
The Company's book value per share at December 31, 2017 was $8.90, an increase of 24.5% compared to $7.15 at December 31, 2016.

	31-Dec-17	30-Sep-17	30-Jun-17	31-Mar-17	31-Dec-16
Book Value Per Share	$ 8.90	$ 8.83	$ 8.50	$ 8.29	$ 7.15
% Increase from specified period to 12/31/2017		*0.8%*	*4.7%*	*7.4%*	*24.5%*

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Thursday, March 15, 2018, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q4-2017. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York and Pennsylvania.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York and Pennsylvania).

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

Core other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in New York and Pennsylvania.

Expansion other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York and Pennsylvania).

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$ 32,151	$ 26,817	$ 5,334	19.9 %	$121,575	$103,192	$ 18,383	17.8 %
Assumed written premiums	5	14	(9)	(64.3) %	23	29	(6)	(20.7) %
Ceded written premiums	(8,010)	(9,752)	1,742	(17.9) %	(28,729)	(37,295)	8,566	(23.0) %
Net written premiums	24,146	17,079	7,067	41.4 %	92,869	65,926	26,943	40.9 %
Change in unearned premiums	(1,633)	(860)	(773)	89.9 %	(15,518)	(4,518)	(11,000)	243.5 %
Net premiums earned	**$ 22,513**	**$ 16,219**	**$ 6,294**	**38.8 %**	**$ 77,351**	**$ 61,408**	**$ 15,943**	**26.0 %**

The table below details the Core direct written premiums, Expansion direct written premiums, and direct written premiums for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
(000's except percentages)								
Core and Expansion Direct Written Premiums Reconciliation:								
Core direct written premiums	$31,286	$26,817	$ 4,469	16.7 %	$119,756	$103,192	$16,564	16.1 %
Expansion direct written premiums	865	-	865	na %	1,819	-	1,819	na %
Direct written premiums	$32,151	$26,817	$ 5,334	19.9 %	$121,575	$103,192	$18,383	17.8 %

The table below details the Core other underwriting expenses to Core direct written premiums ratio for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
(000's except percentages)								
Core and Expansion Other Underwriting Expenses Reconciliation:								
Core other underwriting expenses	$ 4,925	$ 3,681	$ 1,244	33.8 %	$ 17,072	$ 14,391	$ 2,681	18.6 %
Expansion other underwriting expenses	303	204	99	48.5 %	1,044	476	568	119.3 %
Other underwriting expenses	$ 5,228	$ 3,885	$ 1,343	34.6 %	$ 18,116	$ 14,867	$ 3,249	21.9 %
Ratio of Core other underwriting expenses to Core direct written premiums reconciliation:								
Other underwriting expenses	$ 5,228	$ 3,885	$ 1,343	34.6 %	$ 18,116	$ 14,867	$ 3,249	21.9 %
Direct written premiums	$32,151	$26,817	$ 5,334	19.9 %	$121,575	$103,192	$18,383	17.8 %
Ratio of other underwriting expenses to direct written premiums	16.26%	14.49%	1.77%	12.2 %	14.90%	14.41%	0.49%	3.4 %
Other underwriting expenses	$ 5,228	$ 3,885	$ 1,343	34.6 %	$ 18,116	$ 14,867	$ 3,249	21.9 %
Expansion other underwriting expenses	303	204	99	48.5 %	1,044	476	568	119.3 %
Core other underwriting expenses	$ 4,925	$ 3,681	$ 1,244	33.8 %	$ 17,072	$ 14,391	$ 2,681	18.6 %
Direct written premiums	$32,151	$26,817	$ 5,334	19.9 %	$121,575	$103,192	$18,383	17.8 %
Expansion direct written premiums	865	-	865	na %	1,819	-	1,819	na %
Core direct written premiums	$31,286	$26,817	$ 4,469	16.7 %	$119,756	$103,192	$16,564	16.1 %
Ratio of Core other underwriting expenses to Core direct written premiums	15.74%	13.73%	2.01%	14.6 %	14.26%	13.95%	0.31%	2.2 %

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

March 14, 2018

(000's except per common share amounts and percentages)	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016		Year Ended December 31, 2017		Year Ended December 31, 2016	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 1,932**	**$ 0.18**	**$ 2,056**	**$ 0.26**	**$ 9,986**	**$ 0.94**	**$ 8,900**	**$ 1.14**
Net realized (gain) loss on investments	12		75		(84)		(529)	
Less tax (effect) benefit on realized (gain) loss	4		26		(29)		(185)	
Net realized (gain) loss on investments, net of taxes	8	$ -	49	$ -	(55)	$ -	(344)	$ (0.04)
Net operating income	**$ 1,940**	**$ 0.18**	**$ 2,105**	**$ 0.26**	**$ 9,931**	**$ 0.94**	**$ 8,556**	**$ 1.10**
Weighted average diluted shares outstanding	10,858,670		8,012,859		10,581,577		7,807,263	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:								
Net income	**$ 1,932**		**$ 2,056**		**$ 9,986**		**$ 8,900**	
Average common equity	$ 94,198		$ 56,674		$ 75,629		$ 50,979	
Return on average common equity (annualized for quarterly periods)	**8.2%**		**14.5%**		**13.2%**		**17.5%**	
Net realized (gain) loss on investments, net of taxes	$ 8		$ 49		$ (55)		$ (344)	
Average common equity	$ 94,198		$ 56,674		$ 75,629		$ 50,979	
Effect of net realized (gain) loss on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	0.0%		0.3%		-0.1%		-0.7%	
Net operating income	**$ 1,940**		**$ 2,105**		**$ 9,931**		**$ 8,556**	
Average common equity	$ 94,198		$ 56,674		$ 75,629		$ 50,979	
Operating return on average common equity (annualized for quarterly periods)	**8.2%**		**14.9%**		**13.1%**		**16.8%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses can cause our results to vary significantly between periods depending on their frequency and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2017	2016	Percentage Point Change		2017	2016	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**89.9%**	**79.6%**	**10.3**	**pts**	**80.6%**	**76.9%**	**3.7**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.0%	-	pts	0.0%	2.3%	(2.3)	pts
Total effect of catastrophe losses	0.0%	0.0%	-	pts	0.0%	2.3%	(2.3)	pts
Net combined ratio	**89.9%**	**79.6%**	**10.3**	**pts**	**80.6%**	**79.2%**	**1.4**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2017	2016	2017	2016
Gross premiums written (1):				
Personal lines	$ 26,662,506	$ 20,759,426	$ 95,993,591	$ 79,256,251
Commercial lines	3,251,388	2,842,746	14,632,300	12,759,351
Livery physical damage	2,177,829	3,162,801	10,727,707	10,955,785
Other(2)	64,341	65,754	244,427	249,130
Total	$ 32,156,064	$ 26,830,727	$ 121,598,025	$ 103,220,517
Net premiums written (1):				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$ 19,072,161	$ 11,374,579	$ 61,756,415	$ 43,485,866
Return of premiums previously ceded to prior quota share treaties (2)	-	-	7,140,088	-
Personal lines	19,072,161	11,374,579	68,896,503	43,485,866
Commercial lines	2,842,181	2,494,330	13,038,640	11,413,717
Livery physical damage	2,177,829	3,162,801	10,727,707	10,955,785
Other(3)	53,781	47,640	206,026	70,819
Total	$ 24,145,952	$ 17,079,350	$ 92,868,876	$ 65,926,187
Net premiums earned:				
Personal lines	$ 16,431,251	$ 10,646,722	$ 53,556,294	$ 40,325,585
Commercial lines	3,209,628	2,838,870	12,163,104	11,120,890
Livery physical damage	2,824,803	2,677,074	11,441,168	9,783,792
Other(3)	47,458	56,509	190,457	177,639
Total	$ 22,513,140	$ 16,219,175	$ 77,351,023	$ 61,407,906
Net loss and loss adjustment expenses:				
Personal lines	$ 7,561,694	$ 3,046,864	$ 20,866,628	$ 16,116,325
Commercial lines	2,074,487	2,136,915	6,368,927	5,408,168
Livery physical damage	1,227,940	1,605,874	4,870,947	4,777,308
Other(3)	(47,510)	126,465	(14,686)	(304,404)
Unallocated loss adjustment expenses	547,685	467,998	2,093,721	1,792,264
Total	$ 11,364,296	$ 7,384,116	$ 34,185,537	$ 27,789,661
Net loss ratio:				
Personal lines	46.0%	28.6%	39.0%	40.0%
Commercial lines	64.6%	75.3%	52.4%	48.6%
Livery physical damage	43.5%	60.0%	42.6%	48.8%
Other(3)	-100.1%	223.8%	-7.7%	-171.4%
Total	50.5%	45.5%	44.2%	45.3%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" above.
2. Effective July 1, 2017, we decreased the quota share ceding rate in our personal lines quota share treaty from 40% to 20%. The Cut-off of this treaty on July 1, 2017 resulted in a $7,140,000 return of unearned premiums from our reinsurers that were previously ceded under the expiring personal lines quota share treaty.
3. "Other" includes, among other things, premiums and loss and loss adjustment expenses from commercial auto and our participation in a mandatory state joint underwriting association.

March 14, 2018

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)		
Revenues				
Net premiums earned	$ 22,513,140	$ 16,219,175	$ 77,351,023	$ 61,407,906
Ceding commission revenue	1,725,133	2,993,951	9,933,133	11,268,241
Net investment income	1,215,475	829,384	4,132,586	3,115,583
Net realized gains (losses) on sales of investments	(12,602)	(75,455)	84,313	529,448
Other income	342,066	284,450	1,268,255	1,115,486
Total revenues	25,783,212	20,251,505	92,769,310	77,436,664
Expenses				
Loss and loss adjustment expenses	11,364,296	7,384,116	34,185,537	27,789,661
Commission expense	5,691,227	4,927,161	21,182,254	18,327,190
Other underwriting expenses	5,228,126	3,884,862	18,115,614	14,866,646
Other operating expenses	781,428	617,583	3,512,927	1,909,779
Depreciation and amortization	379,538	289,533	1,402,928	1,124,921
Interest expense	60,335	-	60,335	-
Total expenses	23,504,950	17,103,255	78,459,595	64,018,197
Income from operations before taxes	2,278,262	3,148,250	14,309,715	13,418,467
Income tax expense	346,670	1,092,403	4,323,230	4,518,701
Net income	1,931,592	2,055,847	9,986,485	8,899,766
Other comprehensive income (loss), net of tax				
Gross change in unrealized gains (losses) on available-for-sale-securities	(610,627)	(2,512,023)	1,364,319	(93,718)
Reclassification adjustment for (gains) losses included in net income	12,602	75,455	(84,313)	(529,448)
Net change in unrealized gains (losses)	(598,025)	(2,436,568)	1,280,006	(623,166)
Income tax (expense) benefit related to items of other comprehensive income (loss)	203,329	828,434	(435,202)	211,877
Other comprehensive income (loss), net of tax	(394,696)	(1,608,134)	844,804	(411,289)
Comprehensive income	$ 1,536,896	$ 447,713	$ 10,831,289	$ 8,488,477
Earnings per common share:				
Basic	$ 0.18	$ 0.26	$ 0.96	$ 1.15
Diluted	$ 0.18	$ 0.26	$ 0.94	$ 1.14
Weighted average common shares outstanding				
Basic	10,628,061	7,914,416	10,388,440	7,736,594
Diluted	10,858,670	8,012,859	10,581,577	7,807,263
Dividends declared and paid per common share	$ 0.0800	$ 0.0625	$ 0.3025	$ 0.2500

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,150,076 at December 31, 2017 and $5,298,119 at December 31, 2016)	$ 4,869,808	$ 5,094,902
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $119,122,106 at December 31, 2017 and $80,596,628 at December 31, 2016)	119,988,256	80,428,828
Equity securities, available-for-sale, at fair value (cost of $13,761,841 at December 31, 2017 and $9,709,385 at December 31, 2016)	14,286,198	9,987,686
Total investments	139,144,262	95,511,416
Cash and cash equivalents	48,381,633	12,044,520
Investment subscription receivable	2,000,000	-
Premiums receivable, net	13,217,698	11,649,398
Reinsurance receivables, net	28,519,130	32,197,765
Deferred policy acquisition costs	14,847,236	12,239,781
Intangible assets, net	1,010,000	1,350,000
Property and equipment, net	4,772,577	3,011,373
Other assets	2,655,527	1,442,209
Total assets	$ 254,548,063	$ 169,446,462
Liabilities		
Loss and loss adjustment expense reserves	$ 48,799,622	$ 41,736,719
Unearned premiums	65,647,663	54,994,375
Advance premiums	1,477,693	1,421,560
Reinsurance balances payable	2,563,966	2,146,017
Deferred ceding commission revenue	4,266,412	6,851,841
Accounts payable, accrued expenses and other liabilities	7,487,654	5,448,448
Deferred income taxes	600,342	166,949
Long-term debt, net	29,126,965	-
Total liabilities	159,970,317	112,765,909
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,618,646 shares at December 31, 2017 and 8,896,335 at December 31, 2016; outstanding 10,631,837 shares at December 31, 2017 and 7,921,866 shares at December 31, 2016	116,186	88,963
Capital in excess of par	68,380,390	37,950,401
Accumulated other comprehensive income	1,100,647	72,931
Retained earnings	27,152,822	20,563,720
	96,750,045	58,676,015
Treasury stock, at cost, 986,809 shares at December 31, 2017 and 974,469 shares at December 31, 2016	(2,172,299)	(1,995,462)
Total stockholders' equity	94,577,746	56,680,553
Total liabilities and stockholders' equity	$ 254,548,063	$ 169,446,462